Exhibit 99.2 - Pro Forma Financial Data

Following are the consolidated pro forma financial statements of Accend Media and Cloud Star Corporation. These consolidated pro forma statements and accompanying notes are considered integral to this SEC form 8K filing.

Accend Media

Cloud Star Corporation

Consolidated Pro Forma

Unaudited Balance Sheets For the Periods as Indicated

ASSETS Current assets:	Cloud Star Corporation February 29, 2012	Amend Media Pro Forma November 30, 2011 Adjustments	Pro Forma Combined
			(Unaudited)
Cash and cash equivalents	13,658		$13,658
Accounts receivable		79,270	79,270
Other receivable		300	300
Total current assets	13,658	79,570	93,228
Website and software	31,279		31,279
Other assets		1,500	1 500
TOTAL ASSETS	44,937	$81,070	126,007
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Bank overdraft		603	603
Accounts payable		5,780	5,780
Accrued liabilities	100	(10)	90
Convertible note payable	100,000		100.000
Total current liabilities	100,100	6,373	106,473

Commitments and contingencies

Stockholders' equity (deficit):

Preferred stock; on a historical and pro-forma basis; $0.001 par value; 10,000,000 shares authorized; none issued and outstanding

Common stock; $0.001 par value; on a historical basis-190,000,000 shares authorized, 150,000,000 issued and outstanding; 190,000,000 shares
authorized; 97,200,000 issued and outstanding	10	30,000	120,000	1	97,200
			(52,800)	2
			(10)	3
Additional paid-in capital	15,090	20,075	(20,075)	1	17,900
			10	1
			2,800	2
Accumulated earnings (deficit) in the development stage	(70,263)	24,622	(99,925)	1	(95,566)
			50,000	2

Total stockholders' equity (deficit)	(55 163)	74,697			19,534
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	44,937	$81,070			126,007

1 To reflect the five to one forward stock split effective in May2012.

2 To reflect the cancellation of 50,000,000 shares of common stock and 2,800,000 shares returned to treasury in connection with the merger. Offset was to accumulated deficit due to the previous removal of additional paid in capital in connection with #1.

3 Reclass of Cloud Star's common stock to the additional paid in capital account.

4 Elimination of historical Amend Media accumulated deficit and reduction of additional paid-in capital

Accend Media

Cloud Star Corporation

Consolidated Pro Forma

Unaudited Statement of Operations for the Periods as Indicated

	Cloud Star Corporation	Accend Media
	From October 17, 2011 ("Inception") to February 29, 2012	From December 20, 2010 ("Inception") to February 28, 2011	Pro Forma Adjustments		Pro Forma Combined
					(Unaudited)

Revenue	-	-			-

General and administrative	70,163	4,346			74,509

Loss from operations	(70,163)	(4,346)			(74,509)

Other Income (Expense)
Interest income	-	-			-
Interest expense	(100)	-			(100)
Total other income (expense)	(100)	-			(100)

Net loss	(70,263)	(4,346)			(74,609)
			80,563,380	1
			(50,000,000)	2
Weighted average shares basic and diluted		20,140,845	(2,800,000)	2	47,904,225
Weighted average basic and diluted loss
per common share		0.00			0.00

1 To reflect the five to one forward stock split (20,140,845 X 5 – 20,140,845 = 80,563,380).

2 To reflect the cancellation of 50,000,000 shares of common stock in connection with the merger and return of 2,800,000 shares to treasury.

The accompanying notes are an integral part of the financial statements

NOTE 1 – Acquisition and Reorganization

On May 22, 2012, Accend Media and Cloud Star entered into an Acquisition Agreement and Plan of Merger. This merger does not involve the issuance of any new shares by Accend Media, as the former control shareholder, Scott Gerardi and another shareholder of Accend Media agreed to transfer or cancel 118,000,000 of their 120,000,000 shares as follows: 60,000,000 shares to acquire Cloud Star; 2,800,000 shares to return to treasury; 200,000 shares to a new director; 5,000,000 shares to be sold for contributed capital for the Company and 50,000,000 shares cancelled. Immediately prior to the merger, Accend Media had 150,000,000 shares outstanding after giving effect for the five for one stock split approved by its board of directors on March 22, 2012. Immediately after the merger, 97,200,000 shares are outstanding with the sole shareholder of Cloud Star owning 60,000,000 shares.

NOTE 2 – Basis of Presentation

The acquisition of Cloud Star will be accounting for as a reverse acquisition, resulting change in reporting entity, whereby the financial statements Cloud Star will be reported at historical costs after the acquisition. The assets of Accend Media are required to be reported at fair value. We don’t expect to ascribe any value to the assets of Accend Media since these are not expected to be material.

The unaudited pro forma consolidated balance sheet data was prepared assuming the acquisition was completed on November 30, 2011 and was based on the unaudited balance sheet of Accend Media as of November 30, 2011 and the audited balance sheet of Cloud Star as of February 29, 2012.

The unaudited pro forma statement of operations data was prepared for the most recent fiscal year reported by Accend Media, and assume that the acquisition was completed at the beginning of the year. Accordingly, the unaudited pro forma statement of operations data include the data of Accend Media for the period from December 20, 2010 through February 28, 2011, and the data for the period from October 17, 2011 through February 29, 2012 for Cloud Star.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

The historical share data of Accend Media have been retroactively adjusted to reflect the five-for-one forward stock split effected on May 7, 2012.